EXHIBIT 99.1

Media Contact:	Paul Capelli
508-253-8530
Investor Contact:	Laurel Lefebvre
508-253-4080

Staples Proposes Acquisition Of Corporate Express

 For € 7.25 Per Ordinary Share

Customers To Benefit From Improved Geographic Reach

And Expanded Range Of Products

FRAMINGHAM, Mass., Feb. 19, 2008 —  Staples, Inc (Nasdaq: SPLS) has made a proposal today to acquire all the outstanding shares of Corporate Express ordinary stock for a per ordinary share consideration of € 7.25, representing a total enterprise value of approximately € 2.5 billion. The all cash proposal represents a premium of approximately 67 percent to Corporate Express’ Feb. 4, 2008 closing share price, the last day before rumors of a potential sale circulated in the market.

“Staples has high regard for the Corporate Express management team, and believes together our combined companies will create significant opportunities for all stakeholders,” said Ron Sargent,” Staples chairman and CEO. “Staples is committed to working with the Corporate Express Executive and Supervisory Boards to quickly enter into an acquisition agreement and begin making the most of the combined business.”

Following is the text of the letter that Staples sent today to Corporate Express’ CEO and to the Chairman of Corporate Express’ Supervisory Board:

Dear Mr. Ventress:

We are writing to you, on behalf of the Board of Directors of Staples, Inc., to outline the terms on which Staples proposes to acquire the entire outstanding share capital of Corporate Express NV (“Corporate Express”). Over the last several months, we have made repeated attempts to engage in discussions with you concerning a business combination, and we have been disappointed that you have not been willing to do so.  We believe strongly that a combination between Staples and Corporate Express will offer significant and certain value to Corporate Express’ shareholders and other stakeholders and will greatly enhance our ability to serve customers throughout the world. We are writing this letter to demonstrate both our enthusiasm for the proposed transaction and our commitment to pursue a combination with Corporate Express.

While we understand you have recently announced your strategic reorientation plans, we believe that a business combination with Staples at this time would result in superior benefits for Corporate Express’ stakeholders, and that such benefits can be achieved more completely and quickly than under your strategic reorientation plans, and with a higher degree of certainty.  A business combination with us now creates certain cash value for Corporate Express’ shareholders and eliminates the risks associated with both the achievement of your plan and today’s volatile business and market environment.  We believe that our proposal is superior to any other alternative available to Corporate Express and its stakeholders.

Subject to customary conditions outlined in this letter and based on our review of publicly available information relating to Corporate Express, we are prepared to make an offer of €7.25 per ordinary share of Corporate Express.  In the event that prior to the closing, any dividends or other distributions are declared in respect of Corporate Express’ ordinary shares the offer price will be decreased by an amount per ordinary share equivalent to any such dividend or distribution per ordinary share. Our proposed price implies:

- a premium of approximately 67% to Corporate Express’ closing share price of €4.32 on February 4, 2008, the last day before rumors of a potential offer for Corporate Express circulated in the market,

- a premium of approximately 33% to Corporate Express’ closing share price on February 18, 2008, and

- a premium of  approximately 60% to Corporate Express’ average closing price during the 1-month period ended on February 18, 2008, and a premium of approximately 43% to Corporate Express’ average closing price during the 3-month period then ended.

We are committed to pursuing our proposal because of the significant opportunities that it will create for Staples as well as for all stakeholders of Corporate Express.  Our proposal is based on the following key elements:

•                  Compelling Valuation: As shown above, we are valuing Corporate Express at a substantial premium to the trading price both before and after the emergence of rumors that we intended to make an offer for Corporate Express on February 4, 2008.

•                  All Cash Offer: Our proposal is to acquire all of the outstanding shares in Corporate Express for cash. In addition to the proposal to acquire Corporate Express’ ordinary shares, we are also investigating the possibility of making an offer for the listed outstanding depositary receipts of preference A shares.

•                  No Financing Condition: Our proposal is not subject to financing. We have entered into a bridge loan commitment letter with Lehman Brothers on customary terms and conditions.  We have no reason to believe that the customary conditions to closing will not be satisfied.

This committed financing together with our available cash will be more than sufficient to finance the entire acquisition.

•                  Ready to proceed: Due to the complementary nature of Corporate Express and our business and based on the work we and our advisers have already performed and the resources we have committed, we are in a position to proceed with the proposed combination on an expeditious basis.

•                  Attractive Long-Term Solution for all Stakeholders: Under the proposed transaction, Corporate Express can focus on long-term value creation within a large and diverse organization.  We believe that the management and employees of Corporate Express are important to both the integration of our businesses and the achievement of future success.  We plan to continue to invest in the people at Corporate Express and therefore anticipate that there will be attractive career opportunities for employees of Corporate Express at the combined company. Customers will benefit as the combined company will have an improved geographical reach and will be able to offer an expanded range of products and services to customers.

We have a high regard for Corporate Express’ management team and believe that the management talent resident in our respective companies will enable the combined company to enhance value for the stakeholders of the combined company. We are looking forward to discussing with you the best way to combine Corporate Express’ and our management talent to successfully lead the combined company.

We are prepared to meet with you and your management team at your earliest convenience to commence discussions regarding our non-binding proposal for a business combination.  We need to conduct only limited confirmatory due diligence and will commit the resources needed to be able to enter into a definitive acquisition agreement (or merger protocol) expeditiously.

In view of the significance of this proposal to your shareholders and ours, as well as our desire to avoid selective disclosures, we plan to release publicly the text of this letter.

We believe our proposal represents a compelling opportunity to create significant value for all your stakeholders.  It is our hope that you will find our proposal to be attractive and that we can sit down together very quickly to discuss how we best move forward toward the closing of a transaction. It is of course our preference that both your executive and supervisory boards support our proposal.  Because we believe the proposed transaction offers substantial value to stakeholders of both our companies as outlined above, we are committed to undertaking the necessary steps to seeing this transaction to completion.

I look forward to discussing this with you.

Very truly yours,

Ronald L. Sargent

Chairman and Chief Executive Officer

About Staples
Staples, Inc. invented the office superstore concept in 1986 and today is the world’s largest office products company. With 74,000 talented associates, the company is committed to making it easy to buy a wide range of office products, including supplies, technology, furniture, and business services. With 2006 sales of $18.2 billion, Staples serves consumers and businesses ranging from home-based businesses to Fortune 500 companies in 22 countries throughout North and South America, Europe and Asia. Headquartered outside of Boston, Staples operates more than 2,000 office superstores and also serves its customers through mail order catalog, e-commerce and contract businesses. More information is available at www.staples.com.

This is a public announcement pursuant to the provisions of Article 5, paragraph 2 of the Dutch Decree on Public Takeover Bids (Besluit openbare biedingen Wft). This announcement and related information shall not constitute a public offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale in securities.  Not for release, publication or distribution, in whole or in part, in or into Canada or Japan.  Certain information contained in this news release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995 including, but not limited to, the information set forth under the heading “Outlook” and other statements regarding our future business and financial performance. Actual results may differ materially from those indicated by such forward-looking statements as a result of risks and uncertainties, including but not limited to the fact that there can be no assurance that the proposed acquisition of Corporate Express, N.V. will be consummated and those other factors discussed or referenced in our most recent annual report on Form 10-K filed with the SEC, under the heading “Risk Factors” and elsewhere, and any subsequent periodic reports filed by us with the SEC. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.